Exhibit 10.21
Chinachem Group
7th July 2006

NCN Group Management Limited	By Hand & By Fax
c/o China Peak Holdings Limited	Fax No.: 2295 6977
Suite 2102, 21st Floor
Chinachem Century Tower
178 Gloucester Road
Wanchai
Hong Kong

Attn : Miss Chan

Dear Sirs,

Re :	The whole of 21st Floor, Chinachem Century Tower, 178 Gloucester Road, Wanchai. Hong Kong.

We refer to your interest in leasing of the above property and are pleased to set out herewith the terms and conditions which the Landlord would be willing to offer :-

1.	Landlord	:	Cheong Ming Investment Company Limited

2.	Tenant	:	NCN Group Management Limited

3.	Premises	:	The whole of 21st Floor, Chinachem Century Tower

4.	Area	:	3,500 sq. ft. gross

5.	Term of Tenancy	:	3 years

6.	Commencement Date	:	15th November 2006

7.	Monthly Rent	:	HK$70,000.00 per calendar month.

8.	Rent free period	:
No rent and air-conditioning charge will be charged for the 1st, 2nd months and rent free only for the 19th, 36th month of the term mentioned above. However, the rent free period will not be free of any other outgoing that Tenant covenants to pay under the Tenancy and shall be paid up in full upon signing of the Tenancy Agreement. If the Tenant commence business, the air-conditioning charge will become payable.

Top Floor, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kln. Fax: (852) 23113258 Tel: 27398811

Chinachem Group

9.	Management Fee	:	The initial charge for management fee will be HK$1.50 per square foot gross per calendar month which sum shall be subject to review based upon increase in the costs of service provided.

10.	Air-conditioning	:	The initial charge for air-conditioning charge will be HK$2.00 per square foot gross per calendar month which sum shall be subject to review based upon increase in the cost of supply.
Normal operation hour will be as follows : -

Monday – Friday 8:30 a. m. to 6:00 p. m.
Saturdays 8:30 a. m. to 1:30 p. m.
Sundays & Public
Holidays NIL

11.	Additional Air-conditioning	:	The charge for additional air-conditioning services outside normal operation hour requested by the Tenant shall be at such rate as shall be determined by the Landlord according to the costs of supply.

12.	Government Rates	:
Government rates will be charged to the Tenant's account quarterly in advance, and prior to formal assessment by Rating and Valuation Department will be charged at 5% on rental payable per month, any adjustment necessary will be made upon such formal assessment.

13.	Deposit	:	The following deposit shall be payable by the Tenant : -

1) Upon signing of this Letter of Offer
a) One month's rent

2) Upon signing of the Tenancy Agreement :-
a) Two months' rent
b) Three months' management fee
c) Three months' air-conditioning charge

The deposit may have to be topped-up by Tenant from time to time such that it maintains an amount equivalent to three months' rent, management fee and air-conditioning charge.

14.	Advance Charges	:
All payments of rent, management fee and air-conditioning charge shall be payable monthly in advance on the 1st day of each calendar month and the rates shall be payable quarterly in advance on the 1st day of January, April, July and October throughout the term of Tenancy. The first of such payments shall be payable upon signing of the Tenancy Agreement.

15.	User	:	The use of the premises will be restricted to office use only.

Chinachem Group

16.	Fitting Out	:	The Tenant shall not commence any fitting out works to the said premises without the prior written approval by the Landlord of plans and specifications submitted by the Tenant.

17.	Decoration Deposit	:
The Tenant shall pay a decoration deposit in a sum of HK$17,500.00 upon execution of the Lease. The decoration deposit will be refunded after deduction, if any, to the Tenant after completion of his fitting our works.

18.	Nominated Contractor	:
All electrical wiring installations and fitting from the building meter room to the Tenant's meter and/or main MCB switch, all alteration works relating to plumbing and drainage, air-conditioning structural and fire services within the premises shall use the Landlord's nominated contractors and all costs will be born by the Tenant.

19.	Cleaning Contractor	:
The Tenant shall be responsible for the general cleaning service to the interior of the demised premises and to appoint only such cleaning contractor approved by the Landlord or to employ his own employee for the cleaning of the premises.

20.	Signage	:
The Tenant shall not affix or display within or outside the premises any writing, sign, poster, flag or other device notice whether illuminated or not which may be visible from outside of the premises without writing consent by the Landlord.

21.	Name of Building	:
The Landlord reserves the right to name or rename the Building with any such name or style as it in its absolute discretion may determine and at any time and from time to time to change alter substitute or abandon any such name provided that the Landlord shall give the Tenant and the Postal and other relevant Government Authorities not less than three months' notice of its intention to do so.

22.	Landlord's Provision	:
The Landlord agrees to provide the materials of ceiling grills, ceiling tiles, light boxes, sterling carpet without installation to the Tenant in our standard quantities upon the Tenant's request not later than 14th December 2006. All material shall be picked up at the Landlord's warehouses at different places. Should the Tenant request the delivery all costs will be borne by the Tenant.

23.	Alterations to Building	:
The Landlord reserves the right from time to time to improve extend add to or reduce the common areas and/or the common facilities of the Building or any part thereof in any manner whatsoever alter or deal with the Building or any part thereof (other than the Premise) Provided always that in exercising such right the Landlord will endeavor to cause as little inconvenience to the Tenant as is practicable under the circumstances.

Chinachem Group

24.	Sub-Letting	:	The Tenant shall not assign, sublet, license or part with possession of the premises or any part thereof.

25.	Legal Cost	:
All costs and expenses of and incidental to the preparation and completion of the Tenancy shall be paid and borne by the parties in equal share, save that if the Tenant instruct another firm of solicitors to act on their behalf other than Ford Kwan & Company in that event the Tenant shall pay to the Landlord's solicitors Ford Kwan & Company on behalf of the Landlord the costs of the Tenancy at half scale charge.

26.	Redevelopment	:
The Tenant hereby agrees that if any time during the term hereby created the Landlord shall redevelop the building by serving 6 months' prior written notice to the Tenant and the Tenancy shall cease and be void upon the expiration of the notice.

27.	Stamp Duty	:	To be shared equally between the Landlord and the new Tenant.

28.	Special Conditions	:
The premises will be delivered to the Tenant in "as is" condition and the Tenant hereby declares and confirms that the existing fittings, partitions, ceiling, air-conditioning ductings, fancoil units and decoration of the premises will be taken over and upon earlier determination or expiration of the Lease, the Tenant shall upon the Landlord's request remove at the Tenant's own costs such fitting, partitions, ceiling, air-conditioning ductings, fancoil units and decoration and restore and reinstate the Premises to a good and tenantable condition.

29.	Formal Tenancy Agreement	:
The Tenant shall attend the office of the Landlord's solicitor on or before 31st July 2006 to sign a Formal Tenancy Agreement which shall be in such terms as the Landlord may in its absolute discretion determine and to pay the balance of the deposits and such rentals and other charges as may be required by the Landlord. Should the Tenant fail to sign the Formal Tenancy Agreement or pay the balance of deposit or any rentals or charge on or before the date aforesaid, the Landlord shall be entitled to forfeit all payments that have been made by the Tenant together with the tenancy created hereunder (if any) to re-enter upon the said premises if the same have been delivered to the Tenant without prejudice to any other rights of the Landlord hereunder or otherwise.

Chinachem Group

30.	Time Limit	:	This offer is valid until 5:00 p.m. on 14th July 2006.

Please confirm your acceptance as set out above by signing and returning the duplicate of this letter together with your cheque in a sum of HK$70,000.00 (equivalent to one month's rent) by way of initial deposit made payable to "Chinachem Agencies Limited".

If you wish to discuss this matter in further detail, please do not hesitate to contact our Mr. Gipsy Yung or the undersigned.

Yours faithfully,
For and on behalf of
Chinachem Agencies Limited	Accepted By:
NCN Group Management Limited

For and on behalf of
NCN Group Management Limited

/s/ [ILLEGIBLE SIGNATURE]
Authorized Signature(s)
/s/ W.K. Tam	Company Chop &
Authorized Signature
W.K. Tam
Manager

Encl.
WT/al